EX-28.g.3.f

AMENDMENT TO CUSTODIAL

SERVICES AGREEMENT

This Amendment dated as of December 6, 2006 amends that certain Custodial Services Agreement (the “Agreement”) dated January 13, 1998 between Citibank, N.A. (the “Bank”) and DFA Investment Dimensions Group Inc. (the “Customer”)

WHEREAS, the Customer has added or intends to add the new portfolio which is listed in Appendix X to the Agreement.

WHEREAS, the Customer and the Bank wish to confirm their mutual consent to the new Portfolios by amending Appendix X.

NOW, THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties agree as follows:

1.	Appendix X of the Agreement is amended and supplemented by the Appendix X attached hereto.

2.	This Amendment is made pursuant to sections 3 and 15 of the agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

Citibank, N.A.		Customer: DFA Investment Dimensions Group Inc.

By:	/s/ Peter Verduin	By:	/s/ Valerie Brown

Name:	Peter Verduin	Name:	Valerie A. Brown
Managing Director
Title:	Citigroup 388 Greenwich St./ 24th Floor 212.816.2970 212.816.4181 fax	Title:	Vice President

Attest:	/s/ Paul Reddy	Attest:	/s/ Catherine L. Newell
	Paul Reddy		Catherine L. Newell
Name:	Account Manager Citigroup GTS Client Management Tel: 212-816-1676	Name:	Vice President and Secretary

REVISED

APPENDIX X

DFA INVESTMENT DIMENSIONS GROUP INC.

PORTFOLIO	TAX IDENTIFICATION NUMBER
DFA International Real Estate Securities Portfolio